Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated September 28, 2019 relating to the consolidated financial statements of Voyage Holdings, LLC and subsidiaries as of and for the years ended December 31, 2018, 2017 and 2016 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph regarding going concern), appearing in the Form 8-K of The Simply Good Foods Company as of September 30, 2019, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California

September 30, 2019